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                                                                   EXHIBIT 10.63

          PATENT AND INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

      THIS AGREEMENT is made the 27th day of September 2000 by and between SuperGen, Inc. ("SuperGen"), a company incorporated in the State of Delaware, and AMUR Pharmaceuticals, Inc. ("Amur"), a company incorporated in the State of Delaware.

      WHEREAS, SuperGen and Amur are parties to an Asset Purchase Agreement dated February 18, 2000, pursuant to which Amur agrees to assign to SuperGen its title, rights and interest in and to the patent and patent applications described in Schedule 1;

      WHEREAS, SuperGen and Amur wish to document by formal assignment to SuperGen of Amur's title, interest and rights in and to the patent and patent applications.

      SuperGen and Amur therefore agree as follows.

      1. "Assigned Patents" shall mean the issued U.S. and foreign patents and patent applications listed on Schedule 1, including, but not limited to, (i) all know-how, trade secrets, discoveries, concepts, ideas, technologies, whether patentable or not, including processes, methods, formulas and techniques related to the foregoing, any and all written, unpatented technical or scientific information developed or acquired by Amur, including laboratory and clinical notebooks, research data, research memoranda, computer software (including source code), computer records, scientist's notes, consultant reports, research reports from third parties, abandoned patent applications, invention disclosures, patentability reports and searches, patent and literature references, and the like developed or acquired before the date hereof related to such patents and patent applications; (ii) any and all copyrights, copyright registrations and copyrightable subject matter owned or controlled by Amur related to such patents and patent applications; and (iii) any trademarks related to such patents or patent applications.

      2. For good and valuable consideration, receipt of which is hereby acknowledged, Amur hereby assigns to SuperGen all of the right, title and interest in (i) the inventions disclosed in any patent or application listed on
Schedule 1, (ii) the Assigned Patents, (iii) any U.S. or foreign Letters Patent which may issue from any application listed on Schedule 1, and (iv) all divisions, continuations, reissues, re-examinations and extensions of the patents and applications listed on Schedule 1. Amur further acknowledges that included in this assignment is the right to bring suit to enforce any of the Assigned Patents against activities which occurred before the date of this Agreement.

      3. Amur agrees to execute upon the request of SuperGen any assignment paper or other document reasonably necessary to evidence the assignment of the rights hereunder to SuperGen, and agrees to cooperate with SuperGen in all other matters relating to the assignment of these rights to SuperGen.

      4. This Agreement shall be construed in accordance with and governed by the laws of the State of California, excluding any choice of law rules which direct the application of the laws of another jurisdiction.


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      5.    This Agreement, together with the Asset Purchase Agreement, constitutes the sole understanding of the parties with respect to the transactions provided herein and supersedes and merges herein any previous agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

      IN WITNESS WHEREOF, this Agreement was executed by Amur and SuperGen on September 27, 2000.


AMUR PHARMACEUTICALS, INC.              SUPERGEN, INC.

By: /s/ Sandi Yurichuk                  By: /s/ Joseph Rubinfeld
    ---------------------------             -----------------------------------
    Name: Sandi Yurichuk                    Name:  Joseph Rubinfeld, Ph.D.
    Title: President & CEO                  Title:  President/CEO


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